Exhibit 99.1

CONSENT OF KEEFE, BRUYETTE & WOODS, INC.

We hereby consent to the use of our name and to the description of our opinion, dated July 25, 2013, under the heading “Opinion of FVNB’s Financial Advisor” in, and to the inclusion of our opinion letter as Appendix B to, the proxy statement/prospectus of Prosperity Bancshares, Inc., which proxy statement/prospectus is part of this Amendment No. 1 to the Registration Statement No. 333-190517 on Form S-4 of Prosperity Bancshares, Inc. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ Keefe, Bruyette & Woods, Inc.

KEEFE, BRUYETTE & WOODS, INC.

New York, New York

August 23, 2013